EXHIBIT 4.15

CONSENT AND AMENDMENT NO. 2 TO CREDIT AGREEMENT AND SECURITY AGREEMENT

THIS AMENDMENT NO. 2, dated as of April 30, 2014 (this “Amendment”), by and among TEXTAINER LIMITED (“TL”), a company with limited liability organized under the laws of Bermuda (the “Borrower”), TEXTAINER GROUP HOLDINGS LIMITED (the “Guarantor’’), a company with limited liability organized under the laws of Bermuda, the financial institutions listed on the signature pages hereof under the headings “LENDERS” (each a “Lender” and, collectively, the “Lenders”), or “SWAP CONTRACT COUNTERPARTIES” (each a “Swap Contract Counterparty” and, collectively, the “Swap Contract Counterparties”), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and L/C Issuer, is made to the Credit Agreement (as defined below) and the Security Agreement.

WITNESSETH:

WHEREAS, the Borrower, the Guarantor, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of September 24, 2012 (as amended by Amendment Number 1 to Credit Agreement and Security Agreement, dated as of July 25, 2013. the “Credit Agreement”);

WHEREAS, the parties desire to amend the Credit Agreement in order to modify certain provisions thereof; and

WHEREAS, the Required Lenders have agreed to such amendment of the Credit Agreement, subject to the terms and conditions hereof;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Interpretation. The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2 Amendments to the Credit Agreement. Pursuant to Section 11.01 of The Credit Agreement, the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended as follows:

(i) The following new defined terms are hereby added to Section 1.01 in the appropriate alphabetical order:

“Permitted Acquisition” has the meaning specified in Section 7.03(k).

“Segregated Management Agreement” means the Equipment Management Services Agreement, dated as of on or about May 2, 2014, between TEML and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time. The term “Segregated Management Agreement”

shall also be deemed to include any and all other written agreements which the Borrower and TEML may enter into from time to time under which TEML shall have a right to hold, manage, lease or rent property included in the Segregated Collateral Pool.

“TAP Funding” means TAP Funding LTD., an exempted company limited by shares incorporated under the laws of Bermuda, and its successors and assigns.

“TMCLIII” means Textainer Marine Containers III Limited, an exempted company with limited liability incorporated under the laws of Bermuda, and its successors and assigns.

“TMCLIII Indenture” means the Indenture, dated as of September 25, 2013, between TMCLIII and Wells Fargo Bank, National Association, as indenture trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, including refinancings thereof.

“TMCLIV” means Textainer Marine Containers IV Limited, an exempted company with limited liability incorporated under the laws of Bermuda, and its successors and assigns.

“TMCLIV Indenture” means the Indenture, dated as of August 5, 2013, between TMCLIV and Wells Fargo Bank, National Association, as indenture trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, including refinancings thereof.

(ii) The definition of “Consolidated Interest Coverage Ratio” is hereby amended and restated in its entirety to read as follows:

““Consolidated Interest Coverage Ratio” means for any Person during any Measurement Period, the ratio of (A) the sum of (i) Consolidated Net Income of such Person (or, in the case of the Borrower, such Person without giving effect to any of its Subsidiaries (except as set forth in the proviso in this clause (i)) for such Measurement Period; provided, however, that with respect to the Consolidated Net Income of the Borrower, dividends paid by any Subsidiary of the Borrower or TWC shall be included in the calculation of the Consolidated Net Income of the Borrower, but only to the extent such dividends are actually paid in cash to the Borrower during such Measurement Period, (ii) income tax expense of such Person and its Subsidiaries (or, in the case of the Borrower, such Person without giving effect to any of its Subsidiaries) for such Measurement Period, (iii) Consolidated Interest Expense of such Person and its Subsidiaries (or, in the case of the Borrower, such Person without giving effect to any of its Subsidiaries (except as set forth in the proviso in this clause (iii)) for such Measurement Period; provided, however, that with respect to the Consolidated Interest Expense of the Borrower, interest expense payments made by the Borrower during such Measurement Period under any guaranties of Indebtedness of its Subsidiaries shall be included in the calculation of the Consolidated Interest Expense of the Borrower to the extent (x) not otherwise included in the Borrower’s Consolidated Interest Expense and (y) deducted in calculating the Borrower’s Consolidated Net Income during such Measurement Period, and (iv) rental expense of such Person and its Subsidiaries (or, in the case of the Borrower, such Person without giving effect to any of its Subsidiaries) during such

Measurement Period relating to any lease of Marine Containers or transportation equipment under which such Person or Subsidiary is lessee, to (B) the sum of (1) Consolidated Interest Expense of such Person and its Subsidiaries (or, in the case of the Borrower, such Person without giving effect to any of its Subsidiaries, except as set forth in the proviso in this clause (1)) during such Measurement Period (to the extent that such amount is actually paid in cash by such Person during such Measurement Period); provided, however, that with respect to the Consolidated Interest Expense of the Borrower, interest expense payments made by the Borrower during such Measurement Period under any guaranties of Indebtedness of its Subsidiaries shall be included in the calculation of the Consolidated Interest Expense of the Borrower during such Measurement Period to the extent not otherwise included in the Borrower’s Consolidated Interest Expense for such Measurement Period, and (2) rental expense of such Person and its Subsidiaries (or, in the case of the Borrower, such Person without giving effect to any of its Subsidiaries) during such Measurement Period relating to any lease of Marine Containers or transportation equipment under which such Person or any Subsidiary thereof is lessee. For purposes of Section 7.11 of this Agreement, the Consolidated Interest Coverage Ratio of each Loan Party shall be calculated to exclude the net income of (i) of TWC (except as set forth in the proviso in clause (i) above) shown in the most recent consolidating financial statements of the Guarantor delivered pursuant to Section 6.01 and (ii) of any Subsidiary to the extent of any ownership of such Subsidiary held by any Person that is not a Loan Party or Affiliate thereof.”

(iii) The definition of “Lien” is hereby amended by replacing the phrase “neither the TEML Management Agreement nor” in the proviso thereof with the phrase “none of the TEML Management Agreement, the Segregated Management Agreement or”.

(iv) The definition of “Receivables Document” is hereby amended by amending and restating the last sentence thereof to read in its entirety as follows:

“Each of (i) the Second Amended and Restated Contribution and Sale Agreement, dated as of June 8, 2006 (as amended, restated, supplemented or modified from time to time), between the Borrower and TMCL, (ii) the Container Sale Agreement, dated as of May 1, 2012 (as amended, restated, supplemented or modified from time to time), between the Borrower and TMCL II, (iii) the Contribution and Sale Agreement, dated as of September 25, 2013 (as amended, restated, supplemented or modified from time to time), between the Borrower and TMCLIII and (iv) the Contribution and Sale Agreement, dated as of August 5, 2013 (as amended, restated, supplemented or modified from time to time), between the Borrower and TMCLIV, shall be a Receivables Document.”

(v) The definition of “Related Document” is hereby amended by (A) amending and restating clause (iii) thereof and (B) inserting new clauses (iv) and (v) at the end thereof, to read as follows:

“(iii) the TMCLIII Indenture and each “Related Document” (as defined in TMCLIII Indenture), (iv) the TMCLIV Indenture and each “Related Document” (as defined in the TMCLIV Indenture), and (v) the transaction documents governing any Qualified Receivables Transaction not addressed in clauses (i) through (iv) above”.

(vi) The definition of “Restricted Payment” is hereby amended and restated in its entirety to read as follows:

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof; provided, however, that with respect to the Borrower, any loan made by the Borrower to the Guarantor the proceeds of which will be used by the Guarantor either (a) to pay dividends to the shareholders of the Guarantor or (b) in connection with a Permitted Acquisition, shall also be subject to the limitations contained in Section 7.03(h)).

(vii) The definition of “Segregated Collateral Pool” is hereby amended by deleting the phrase “that are at least six years old,” on the second line thereof.

(viii) The definition of “Term Facility” is hereby amended and restated in its entirety to read as follows:

“Term Facility” means up to Five Hundred Million Dollars ($500,000,000) of term Indebtedness (whether in the form of a loan, sale-leaseback or private placement of notes) of the Borrower under one or more facilities (a) governed by documentation substantially similar to the Credit Agreement and (b) secured by one or more Segregated Collateral Pools.

(b) Section 6.01(a) of the Credit Agreement is hereby amended by amending and restating the phrase “(other than TWC)” on the second line thereof with the phrase “(other than TAP Funding and TWC)”.

(c) Section 6.02(h) of the Credit Agreement is hereby amended by amending and restating the phrase “(other than TWC)” where it appears on the seventh line thereof with the phrase “(other than TAP Funding and TWC)”.

(d) Section 7.01(k) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(k) Liens securing Indebtedness permitted under (i) Section 7.02(g), (h) or (k), (ii) Section 7.02(j), in the case of this clause (ii) solely to the extent that such Liens are not spread to any additional assets;”

(e) Section 7.02 of the Credit Agreement is hereby amended by:

(i)	re-numbering Section 7.02(j) to become a new Section 7.02(k); and

(ii)	inserting the following as Section 7.02(j):

“(j) Indebtedness of a Person existing at the time such Person becomes a Subsidiary of a Loan Party pursuant to a Permitted Acquisition, but only to the extent that such Indebtedness shall have been in existence at the time such Permitted Acquisition was consummated and either (i) was not incurred in connection with, as a result of, or in contemplation of, such

Permitted Acquisition or (ii) was incurred to refinance or replace Indebtedness of the type referred to in clause (i); provided that with respect to Indebtedness incurred pursuant to clause (ii), (A) such Indebtedness shall have terms relating to principal amount, amortization, collateral (if any), subordination (if any), and other material terms taken as a whole no less favorable in any material respect to the Indebtedness referred to in clause (i), (B) such Indebtedness shall have a maturity no shorter than the maturity of the Indebtedness referred to in clause (i), (C) the interest rate applicable to such Indebtedness shall not exceed the then applicable market interest rate, and (D) such Indebtedness shall not become Indebtedness of any Loan Party.

(f) Section 7.03 of the Credit Agreement is hereby amended by:

(i) amending Section 7.03(c) by amending and restating the parenthetical in clause (ii)(B) thereof to read in its entirety as “(other than TAP Funding and TWC)”;

(ii) amending Section 7.03(h) by inserting the phrase “or for the purpose of providing funds for Permitted Acquisitions” immediately following the phrase “Equity Interests”, before the semicolon;

(iii) re-numbering Sections 7.03(i) and (j), respectively, to become new Sections 7.03(k) and (l);

(iv) inserting the following as Section 7.03(i):

“(i) Investments consisting of the purchase or other acquisition of capital stock or other securities or assets of another Person in the same line of business as the Borrower; provided that (i) no Default exists or would result from such acquisition, (ii) any Person acquired pursuant to this Section 7.03(i) shall become a wholly owned Subsidiary of a Loan Party, (iii) such acquisition shall be on arm’s length terms, (iv) such acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and the requisite stockholders or other equityholders of such Person, (v) after giving effect to such acquisition, the Borrower and the Guarantor shall be in pro forma compliance with the financial covenants set forth in Section 7.11, (vi) the Borrower has notified the Administrative Agent and the Lenders of such proposed acquisition, and shall have furnished to the Administrative Agent and the Lenders (at least five Business Days prior to the consummation of such acquisition) a Compliance Certificate, historical financial information, and projections demonstrating compliance with the financial covenants set forth in Section 7.11 for the four fiscal quarters following consummation of such acquisition (a “Permitted Acquisition”);”

(v) inserting the following as Section 7.03(j):

“(j) Investments by a Loan Party in a Subsidiary acquired in connection with (or to effect) a Permitted Acquisition;”

(g) Section 7.04 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.04 Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, except, so long as no Default exists or would result therefrom, (i) mergers or consolidations of Subsidiaries of the Loan Parties in connection with Permitted Acquisitions, and (ii) any merger of any Person with any Loan Party; provided that such Loan Party is the continuing or surviving Person.”

(h) Section 7.05(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Sales, transfers and conveyances of Receivables Program Assets in connection with any Qualified Receivables Transaction so long as (i) no Default exists or would exist as a result of such sale, conveyance or transfer and (ii) Borrower has delivered a completed Borrowing Base Certificate to the Administrative Agent demonstrating that, after giving effect to such sale, transfer and conveyance, the Borrowing Base exceeds the Total Outstandings; and”.

(i) Section 7.06 of the Credit Agreement is hereby amended (i) by replacing the word “Declare” at the beginning of the first sentence thereof, with the phrase “Subject to the following sentence, declare”; and (ii) inserting the following sentence at the end thereof: “Notwithstanding the foregoing, any Restricted Payment shall be permitted to the extent that the proceeds thereof are used to effect a Permitted Acquisition and then, solely if the Loan Parties demonstrate pro forma compliance with the covenants in Section 7.11 after giving effect to such Restricted Payment and no Default otherwise exists or would result from the making of such Restricted Payment.”

(j) Section 7.09 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.09 Negative Pledge with respect to Certain Equity Interests. In the case of Borrower sell, pledge, transfer or otherwise encumber (i) the 10,500 issued and outstanding Class A Shares of TMCL owned by the Borrower, (ii) the 1,000 issued and outstanding ordinary shares of TMCLII owned by the Borrower, (iii) the Equity Interests in TAP Funding owned by the Borrower, (iv) the Equity Interests in TWC owned by the Borrower, (v) the Equity Interests in any other Receivables Subsidiary owned by the Borrower or (vi) the Equity Interests in any Subsidiary acquired in a Permitted Acquisition.”

(k) Section 7.11 of the Credit Agreement is hereby amended by amending and restating clauses (a), (c) and (d) thereof in their entirety to read as follows:

“(a) Maximum Consolidated Leverage Ratio of Guarantor. In the case of the Guarantor, permit the Consolidated Leverage Ratio of the Guarantor to exceed 4.0 to 1.”

“(c) Maximum Consolidated Leverage Ratio of Borrower. In the case of the Borrower, permit the Consolidated Leverage Ratio of the Borrower to exceed 4.0 to 1.”

“(d) Minimum Consolidated Interest Coverage Ratio of Borrower. In the case of the Borrower, permit the ratio of Consolidated Interest Coverage Ratio of Borrower to be less than 2.0:1.”

(l) Section 7.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.14 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness with a stated maturity later than the Maturity Date, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement; (b) regularly scheduled or required repayments, prepayments or redemptions of Indebtedness set forth in Schedule 5.05, and (c) repayments and prepayments of the Term Facility, provided that voluntary prepayments shall be permitted only if at the time of such prepayment, no Default exists or would result after giving effect thereto.”

(m) Section 8.01(l) of the Credit Agreement is hereby amended by amending and restating the parenthetical in clause (iii) thereof to read in its entirety as “(other than TAP Funding and TWC)”.

(n) Section 9.10(a)(i)(ii) of the Credit Agreement is hereby amended by replacing the phrase “that is sold or to be sold as part of or in connection with any sale” therein with the phrase “that is Disposed of or to be Disposed of as part of or in connection with any Disposition”.

(o) Section 9.10(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b)    (i) In the event of any Disposition of Collateral permitted pursuant to Section 7.05(c) or (d), the Lenders, the Administrative Agent and the L/C Issuer agree that the Secured Parties’ Lien on such Collateral automatically shall be released so long as the Borrower shall have submitted to the Administrative Agent a Borrowing Base Report demonstrating that, after giving pro forma effect to any such requested release of Collateral, the Total Outstandings shall not exceed the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base. In such event, the Administrative Agent, on behalf of the Secured Parties, shall be deemed to have released such Collateral from the Lien of the Collateral Documents, and the Administrative Agent shall, at Borrower’s request, within three (3) Business Days execute any documentation reasonably required to evidence such release.

(ii) In the event of the granting of Liens on Collateral consisting of a Segregated Collateral Pool to secure the Term Facility, the Lenders, the Administrative Agent and the L/C Issuer agree that the Secured Parties’ Lien on such Collateral automatically shall be released so long as (w) such requests for release may be made no more frequently than quarterly; provided that during the ninety day period commencing with establishing of a Term Facility, such requests for release may be made no more frequently than three times, (x) such Liens are granted in connection with establishing a Term Facility, or are necessary to maintain compliance with the borrowing base provisions of such Term Facility, or the Borrower wishes to dispose of assets then included in such Segregated Collateral Pool, (y) the Borrower shall have submitted to the Administrative Agent a Borrowing Base Report demonstrating that, immediately prior to and after giving pro forma effect to any such requested release of Collateral, the Total Outstandings shall not exceed the lesser of (1) the Aggregate Commitments and (2) the Borrowing Base, and (z) the Borrower shall have submitted to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, showing that after giving effect to such release of Collateral (as compared to the Collateral included in the Borrowing Base immediately prior to such release), (A) the Weighted Average age of the Eligible Marine Containers shall not have increased by more than one year, (B) the Weighted Average long term lease remaining tenor shall not have decreased by more than nine months, (C) the Weighted Average long term lease composition (as a percentage of the aggregate Borrowing Base pool of Eligible Marine Containers) shall not have decreased by more than five percentage points, (D) no individual customer’s concentration percentage shall have increased by more than five percentage points, measured by net book value, and (E) off-hire containers composition (as a percentage of the aggregate Borrowing Base pool of Eligible Marine Containers, measured by net book value) shall not have increased by more than two percentage points. For purposes of this section, “Weighted Average” for any factor, and any group of Eligible Marine Containers, shall be based on the net book value for such group of Eligible Marine Containers. In such event, the Administrative Agent, on behalf of the Secured Parties, shall be deemed to have released such Collateral from the Lien of the Collateral Documents, and the Administrative Agent shall, at Borrower’s request, within three (3) Business Days execute any documentation reasonably required to evidence such release.”

(p) Schedule 7.08 to the Credit Agreement is hereby amended as follows:

(i)	Item 2 thereon is amended and restated in its entirety to read as follows:

“2. Transactions contemplated under the TEML Management Agreement or the Segregated Management Agreement.”; and

(ii)	A new item 6 is hereby added, to read in its entirety as follows:

“6. The Guaranty by TGH of the “Obligations” as defined in the documentation governing the Term Facility.”

SECTION 3 Amendments to Security Agreement. Subject to the conditions precedent set forth in Section 5, pursuant to Section 10.4(c) of the Security Agreement, the Security Agreement is hereby amended as follows:

(a) The last paragraph of Section 2 of the Security Agreement is hereby amended by inserting, immediately prior to the “;” separating the two provisos therein, the phrase “, and (iii) the Segregated Management Agreement”.

(b) Section 10.4(c) of the Security Agreement is hereby amended and restated to read in its entirety as follows: “(c) None of the terms or provisions of this Security Agreement may be altered, modified or amended other than in accordance with Section 11.01 of the Credit Agreement.”.

SECTION 4 Consent. Subject to the conditions precedent set forth in Section 5, each of the parties hereto hereby consents to the execution and delivery by Borrower and TEML of the amendment to the TEML Management Agreement attached hereto as Exhibit A.

SECTION 5 Conditions of Effectiveness. Sections 2 through 4 of this Amendment shall become effective, as of the date first above written, upon the satisfaction of the following conditions:

(a) The execution and delivery of this Amendment by the Borrower, the Administrative Agent and Lenders representing in aggregate the Required Lenders.

(b) There shall not have occurred a material adverse change (a) in the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Guarantor, the Borrower or their Subsidiaries, taken as a whole, since December 31, 2013, (b) the ability of the Borrower or the Guarantor to perform their respective Obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability against the Borrower or Guarantor of the Loan Documents (collectively, a “Material Adverse Effect”), or (d) in the facts and information regarding the Borrower and Guarantor as represented to date.

(c) The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower or any Guarantor, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(d) The Administrative Agent shall have received certified copies of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officer of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party.

(e) The Administrative Agent shall have received results of lien searches (updated from August 2013) for each Loan Party in Bermuda and in the office of the District of Columbia Recorder of Deeds.

SECTION 6 Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent, the Swap Contract Counterparties and the Lenders as follows:

(a) Each Loan Party hereby confirms and restates, as of the date hereof, the representations and warranties made by it in Article V of the Credit Agreement and in the other Loan Documents. For the purposes of this Section 6, any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete as of such earlier date).

(b) This Amendment has been duly executed and delivered by each Loan Party. The execution, delivery and performance by each Loan Party of this Amendment is within such Loan Party’s corporate powers and has been duly authorized by all necessary corporate or other organizational action. This Amendment and the Credit Agreement as amended hereby, and all other Loan Documents to which such Loan Party is a party constitute the legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms.

(c) The execution and delivery by such Loan Party of this Amendment and the performance by such Loan Party of this Amendment and the Credit Agreement as amended hereby will not (a) violate any Law, the violation of which could be reasonably expected to result in a Material Adverse Effect, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the Properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject.

(d) No Default or Event of Default has occurred and is continuing.

SECTION 7 Ratification. Except as expressly amended hereby, the Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement, together with this Amendment, shall be read and construed as a single agreement. All references in the Loan Documents to the Credit Agreement or any other Loan Document shall hereafter refer to the Credit Agreement or any other Loan Document as amended hereby. The Lenders’ and the Administrative Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.

SECTION 8 Miscellaneous.

(a) No Reliance. The Borrower hereby acknowledges and confirms to the Administrative Agent, the Swap Contract Counterparties and the Lenders that the Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(b) Costs and Expenses. The Borrower agrees to pay to the Administrative Agent on demand the reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel to the Administrative Agent, in connection with the preparation, negotiation, execution and delivery of this Amendment.

(c) Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Administrative Agent, each Lender and their respective successors and assigns.

(d) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION; PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

(e) Complete Agreement; Amendments. This Amendment, together with the other Loan Documents, contains the entire and exclusive agreement of the parties hereto and thereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto. This Amendment may not be modified, amended or otherwise altered except in accordance with the terms of Section 11.01 of the Credit Agreement.

(f) Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Amendment shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Amendment, or the validity or effectiveness of such provision in any other jurisdiction.

(g) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf’ or “tif’) format shall be effective as delivery of a manually executed counterpart of this Amendment.

(h) Loan Documents. This Amendment shall constitute a Loan Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

THE BORROWER

TEXTAINER LIMITED

By	/s/ Christopher C. Morris
Name:	Christopher C. Morris
Title:	Executive Vice President

THE ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A.

By	/S/ Robert Rittelmeyer
Name:
Title:	Vice President

CONSENTED TO AND
ACKNOWLEDGED BY:

GUARANTOR

TEXTAINER GROUP HOLDINGS LIMITED

By	/s/ Christopher C. Morris
Name:	Christopher C. Morris
Title:	Executive Vice President

Signature Page to Amendment No. 2 to Credit Agreement